Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Amendment No. 1 to the Registration Statement on Form S-11 (File No. 333-235870) and related Preliminary Prospectus of KBS Real Estate Investment Trust III, Inc. for the registration of $2,000,000,000 of Class T, Class S, Class D and Class I shares of its common stock and to the incorporation by reference therein of our report dated March 6, 2020, with respect to the consolidated financial statements and the financial statement schedule of KBS Real Estate Investment Trust III, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California

December 22, 2020